U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Blank                          Barry                     W.
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   (Last)                           (First)             (Middle)

                          1661 E. Camelback, Suite 201
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                                    (Street)

                               Phoenix, AZ 85016
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     Fortune Natural Resources Corporation - FPXA
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

     March 2002

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                     247,700        D
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Common Stock                                                                                      26,200        I         IRA Acct
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Common Stock                                                                                      36,000        I         Keough
                                                                                                                          Acct
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                 10.
                                                                                                       9.        Owner-
                                                                                                       Number    ship
                                                                                                       of        Form
                 2.                                                                                    Deriv-    of
                 Conver-                    5.                              7.                         ative     Deriv-   11.
                 sion                       Number of                       Title and Amount           Secur-    ative    Nature
                 or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                 Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security         Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V   (A)   (D)     cisable  Date     Title     Shares  5)       4)        4)       4)
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Private                                                                     Common
Warrants         $1.44(1) 3/1/02   H              100,000 6/27/95  3/1/02   Stock     100,000 $1.44(1) -0-
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Private                                                                     Common
Warrants         $1.44(1) 3/1/02   H              100,000 6/27/95  3/1/02   Stock     100,000 $1.44(1) -0-
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Privat                                                                      Common
Warrants         $2.61    3/1/02   H               73,000 9/29/99  3/1/02   Stock     104,937 $2.61    -0-
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Private                                                                     Common
Warrants         $2.61    3/1/02   H              527,200 9/29/99  3/1/02   Stock     757,850 $2.61    -0-
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Private                                                                     Common
Warrants         $0.75    3/22/02  H       250,000        3/22/02  3/21/05  Stock     250,000 $0.75    250,000   D
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Private
Warrants                                                                                                17,917   D(2) unchanged
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Private
Warrants                                                                                               666,667   D(2) unchanged
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Private
Warrants                                                                                                11,500   D(2) unchanged
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Private
Warrants                                                                                                11,500   D(2) unchanged
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Private
Warrants                                                                                                14,375   D(2) unchanged
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Private
Warrants                                                                                                14,375   D(2) unchanged
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12% Convertible
Promissory Notes                                                                                       666,667   D(2) unchanged
====================================================================================================================================

Explanation of Responses:
(1) Price subject to redetermination based on antidilution provisions.
(2) These securities are listed separately since the terms and expiration dates differ.


      /s/ Barry W. Blank                                      April 10, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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